Exhibit 10.17

FIRST NBC BANK HOLDING COMPANY

DEFERRED COMPENSATION PLAN

(Effective June 30, 2012)

FIRST NBC BANK HOLDING COMPANY

(Effective June 30, 2012)

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Section 11 – Administration	9
Powers	9
Delegation of Administrative Authority	9
Claims	9
Decisions Final	10

Section 12 – Participant’s Rights	10
Spendthrift Provision	10
Status	10

Section 13 – Provisions Applicable to all Payments and Accounts	10
Small Benefits	10
Delay in Payment	10
Forfeiture for Cause	11
Taxes	11
Other Payment Conditions	11
Specified Employee Delay	12
Facility of Payment	12
Missing Persons	12

Section 14 – General Provisions	12
Termination of Plan	12
Amendment and Modification	12
Funding	13
Inurement	13
No Effect on Other Benefits	13
Governing Law	13
Construction	13

EXHIBIT A – Participating Affiliates	15

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FIRST NBC BANK HOLDING COMPANY

DEFERRED COMPENSATION PLAN

This Deferred Compensation Plan is adopted by First NBC Bank Holding Company, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), to be first effective as of June 30, 2012 (the “Plan”).

Section 1 – Purpose:

The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of officers and key employees of the Company and its Affiliates (as defined below), within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan under ERISA and is not intended to be subject to the provisions of Parts 2, 3, and 4 of Title I of ERISA. In accordance with such intent, any obligation of the Company or its Affiliates to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined below) or Beneficiary (as defined below) to enforce such obligation shall be solely as an unsecured general creditor of the Company. The Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2 – Definitions:

2.1 Account refers to one or more of the following maintained for a Participant hereunder:

a.	Employer Retirement Account means one or more Accounts credited with Employer Contributions, payable as of a Participant’s Retirement Payment Date.

b.	In-Service Payment Account means one or more Accounts credited with a Participant’s Deferrals hereunder, payable in accordance with Section 7 hereof.

c.	Participant Retirement Account means one or more Accounts credited with Retirement Deferrals hereunder, payable as of a Participant’s Retirement Payment Date.

2.2 Affiliate means any corporation which is a member of an affiliated service group or a controlled group of corporations (as defined in Code Sections 414(b) and (m)) with the Company and all trades or businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c)) with the Company.

2.3 Base Compensation means regular, periodic compensation, including commissions, paid by the Company or an Affiliate to a Participant for services rendered during a calendar year, but determined before reduction for any compensation deferred under this Plan or any other plan of deferred compensation maintained by the Company or an Affiliate, including any such plan maintained in accordance with Code Section 401(k) or Code Section 125. For this purpose, Base Compensation shall not include the amount of any long-term disability benefit, the value of any equity compensation, the imputed value of any fringe benefits, reimbursements, any amount distributed from this Plan or any severance or any other form of extraordinary payment. For any calendar year, Base Compensation shall include only those amounts actually paid in such year.

2.4 Beneficiary means the person, persons, entity or entities designated by a Participant in accordance with Section 9.1 hereof to receive any death benefits hereunder.

2.5 Board or Board of Directors means the Board of Directors of the Company.

2.6 Bonus means an amount payable to a Participant under a separate plan, policy, or program maintained by the Company or an Affiliate. Incentive Bonus means a Bonus that is performance based, satisfies the requirements imposed under Code Section 409A, and is designated as such by the Committee.

2.7 Code means the Internal Revenue Code of 1986, as amended, including any regulation or other guidance promulgated thereunder.

2.8 Committee means the administrator of this Plan; the Board shall appoint such committee, or if no committee is appointed, the Board shall serve as the Committee hereunder.

2.9 Deferral means the amount of Base Compensation or Bonus voluntarily deferred by a Participant in accordance with Section 4 hereof; In-Service Deferral means a Deferral credited to an In-Service Payment Account; Retirement Deferral means a Deferral credited to a Participant Retirement Account.

2.10 Disabled or Disability means that: (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

2.11 Employer means the Company or any Affiliate designated on Exhibit A hereto.

2.12 Employer Contribution means the amount credited to a Participant’s Employer Retirement Account, from time to time, if any.

2.13 Financial Hardship means the occurrence of a severe financial hardship; such hardship shall be attributable to a sudden and unexpected illness or accident of a Participant or his or her spouse or dependents (as defined in Code Section 152(a)), or the loss of property by a Participant due to casualty or similar extraordinary and unforeseeable circumstances beyond the control of a Participant.

2.14 Participant means an officer or key employee of the Company or an Affiliate for whom an Account is maintained hereunder.

2.15 Participation Election means one or more written elections made by a Participant in accordance with Section 4 hereof.

2.16 Plan means this First NBC Bank Holding Company Deferred Compensation Plan, as it may be amended, restated, or replaced from time to time.

2.17 Plan Year means the calendar year; provided that the first Plan Year shall be a short year commencing as of June 30, 2012, and ending as of December 31, 2012. Service Year means the calendar year in which the services giving rise to the payment of Base Compensation or Bonus are rendered.

2.18 Retirement Date means the date a Participant attains age 65 and completes 60 months of continuous service with the Employer.

2.19 Separates From Service or Separation From Service means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that Participant will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant may be deemed to incur a Separation from Service hereunder if he or she continues to provide services to the Company or an Affiliate, provided such services are not more than 20% of the average level of services performed, whether as an employee or independent contractor, during the immediately preceding 36-month period.

Section 3 – Eligibility and Participation:

3.1 Participation Notice. Employees eligible to participate hereunder (an “Eligible Employee”) shall be designated by the Committee. Such designation may be made individually or by groups, titles or categories. The Committee shall promptly thereafter notify each such employee of his or her designation hereunder (a “Participation Notice”). Participation shall commence upon the execution of a Participation Election or similar agreement as provided herein.

3.2 No Right of Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation in this Plan.

3.3 Change in Status. If a Participant ceases to be an Eligible Employee for any reason, Deferrals hereunder shall cease at the end of the then current Plan Year, his or her Accounts shall continue to be maintained in accordance with Section 6 hereof, and such Accounts shall be distributed as otherwise provided herein.

Section 4 – Deferrals:

4.1 Initial Participation Election. An initial election to defer Base Compensation or Bonus hereunder shall be made in the form of a Participation Election and shall: (a) be made at the time or times determined in accordance with Section 4.2 or 4.3 hereof, as the case may be; (b) shall designate whether a Deferral is a Retirement Deferral or an In-Service Deferral; (c) shall designate a method of payment with respect to any Retirement Deferral; and (d) shall designate a Beneficiary. Any such election shall be subject to the following additional rules:

a.	The Committee, in its discretion, may limit the amount of Base Compensation or Bonus that may be subject to deferral hereunder and/or may designate a minimum amount of Base Compensation and/or Bonus to be deferred in any Plan Year; unless otherwise permitted by action of the Committee Bonus shall not be eligible for deferral hereunder.

b.	Any such election to defer Base Compensation or Bonus shall be effective only for amounts paid with respect to the Service Year to which it relates.

4.2 Deferral of Base Compensation. If deferral is permitted hereunder, any election to defer Base Compensation hereunder shall be made in accordance with the following rules:

a.	Any such election shall initially be made during the 30-day period immediately following receipt of a Participation Notice; such election shall be effective only with respect to Base Compensation payable for services performed after the date such election is received and accepted by the Committee; and thereafter

b.	Any subsequent election shall be made during the 30-day period immediately preceding the last day of each calendar year; such election shall be effective with respect to Base Compensation earned and payable during the succeeding calendar year.

4.3 Deferral of Bonus. If deferral is permitted hereunder, any election to defer a Bonus hereunder shall be subject to the following rules:

a.	Any such election shall initially be made during the 30-day period immediately following receipt of a Participation Notice; provided that the Bonus with respect to which such election relates shall be prorated to reflect the period between the execution and delivery of such Eligible Employee’s Participation Election and the end of the applicable Service Year; and thereafter

b.	Any subsequent election shall be made at the time prescribed under Section 4.2b hereof, with respect to the Bonus payable for the immediately succeeding Service Year.

Notwithstanding the foregoing, if any Bonus is deemed an Incentive Bonus hereunder, the Committee, in its discretion, may permit a Participation Election to be made with respect to such amount not later than the date that is at least six months prior to the date on which the performance or similar period applicable to the determination of such amount expires.

4.4 Changes in Deferral Elections. An Eligible Employee’s election to defer hereunder shall be irrevocable upon its delivery to and acceptance by the Company; provided that:

a.	If Participant makes a hardship withdrawal under the Employer’s 401(k) plan, Deferrals under this Plan shall cease as soon as administratively feasible following notification to the Committee of such withdrawal; and

b.	Deferrals hereunder shall cease in accordance with the provisions of Section 10.2e hereof.

4.5 Reemployment. If a Participant hereunder Separates From Service, is later rehired, and is again designated as an Eligible Employee, he or she shall be eligible to make Deferrals in accordance with the provisions of Section 4.2a and 4.3a hereof only if: (a) his or her Accounts were previously distributed in full, or (b) he or she is designated as an Eligible Employee at least 24 months after the date of his or her Separation From Service. In all other events, Deferrals shall be delayed and made at the time or times prescribed under Sections 4.2b and 4.3b hereof.

4.6 Vesting. A Participant’s Deferrals, including interest and investment gains or losses credited thereto, shall be fully vested and nonforfeitable.

Section 5 –Employer Contributions:

5.1 Employer Contributions. The Committee, in its sole discretion, may elect to credit an Employer Contribution to an Employer Retirement Account established hereunder. Any such contribution may be made in the form of a matching contribution with respect to all or any portion of a Participant’s Deferrals hereunder, as a matching contribution made with respect to amounts contributed to another plan maintained by the Employer or as a discretionary contribution. Any such contribution need not be uniform with respect to all Participants, but may be made with respect to any Participant or group of Participants in such amounts and at such times as may be designated by the Committee.

5.2 Service Vesting. The Committee, in its discretion, may impose a service-vesting schedule with respect to any Employer Contribution made hereunder; provided that if a Participant dies or becomes Disabled while providing services to the Employer, his or her Accounts shall then be deemed fully vested and nonforfeitable. The Committee shall provide written notice of any such schedule to each affected Participant; any such schedule need not be uniform with respect to all affected Participants or with respect to each Employer Contribution hereunder.

Section 6 – Maintenance and Investment of Accounts:

6.1 Status of Accounts. Each Account established hereunder shall be a bookkeeping entry only. The establishment and maintenance of any such Account shall not be deemed to create a trust or other form of fiduciary relationship between the Company or an Affiliate and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Company or of any Affiliate.

6.2 Investment Policy. The Committee shall establish an investment policy that: (a) provides for the aggregation and investment and reinvestment of some or all of the Accounts; or (b) subject to such procedures as may be adopted by the Committee, permits each Participant to provide notional instructions as to the investment and reinvestment of all or a portion of his or her Accounts. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Accounts maintained hereunder or all Participants herein.

If the Committee determines that Accounts shall be aggregated for investment purposes, the Committee, in its discretion, shall direct the manner in which gain or loss is determined hereunder. The exercise of such discretion may include, but shall not be limited to, the appointment of an investment advisor or discretionary trustee to direct the notional investment and reinvestment of amounts credited to the affected Accounts.

If the Committee permits Participants to provide notional investment instructions, such instructions shall be deemed to be advisory only. Unless otherwise permitted by the Committee, such instructions shall relate to a group of mutual or similar pooled funds designated by the Committee with respect to which generally accepted valuation information is readily available on each business day that is not a New York bank holiday.

If a Participant Separates From Service for any reason, the Committee, in its sole discretion, may direct that gain or loss credited to such Participant’s Accounts be determined with respect to one or more investments designated by the Committee, or the Committee may permit such Participant, or his or her Beneficiary, to provide notional investment instructions following such separation. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all or any group of Participants, whether or not similarly situated.

6.3 Accounting. As of the last day of the Plan Year, or more frequently as determined by the Committee, each Participant’s Accounts shall be adjusted and valued as follows:

a.	There shall be credited to each Participant Retirement or In-Service Payment Account the amount of any Retirement or In-Service Deferral since the prior valuation date.

b.	Employer Contributions since the immediately preceding valuation date shall be credited to each affected Participant’s Employer Retirement Account.

c.	Income, gain, or loss shall be credited (or charged) to the Participant’s Accounts for the period since the immediately preceding valuation date.

d.	The Participant’s Accounts shall be reduced by any payment or other form of distribution made since the immediately preceding valuation date.

6.4 Valuation Notice. At least as frequently as the last day of each Plan Year, the Committee shall furnish each Participant with a valuation notice, which shall include the amounts credited to the Participant’s Accounts and the income, gains, or losses allocated to such Accounts during the Plan Year.

Section 7 – In-Service Payments:

7.1 Allocation to In-Service Payment Accounts. A Participant may elect to make an In-Service Deferral hereunder, which election shall be subject to the following:

a.	Such election shall be made in the form of a Participation Election;

b.	Such election shall designate the year in which such Account is to be distributed (the “Payment Year”), which shall not be less than two calendar years following the Service Year giving rise to the compensation deferred thereunder;

c.	Such election shall be irrevocable; and

d.	A separate In-Service Payment Account shall be maintained with respect to each In-Service Deferral hereunder.

7.2 Distribution From In-Service Payment Accounts. Distribution of an In-Service Payment Account shall be made in the form of a single-sum payment as of the first business day of the calendar year following the end of the Payment Year designated with respect to such Account, provided that if a Participant Separates From Service before such Account is subject to distribution hereunder, such Account shall be aggregated with the Participant’s Retirement Accounts (as defined in Section 8.2) and distributed as provided herein.

Section 8 – Retirement Payments:

8.1 Maintenance of Retirement Accounts. Unless otherwise permitted by the Committee, Employer Contributions made for the benefit of a Participant shall be aggregated and credited to a single Employer Retirement Account, and Retirement Deferrals hereunder shall be aggregated and credited to a single Participant Retirement Account (collectively, a Participant’s “Retirement Accounts”).

8.2 Payment Date. If a Participant Separates From Service on or after his or her Retirement Date, his or her Retirement Accounts shall be distributed, or distribution shall commence, as of the first business day that is at least 30 days after such separation (a “Retirement Payment Date”).

8.3 Method of Payment. A Participant shall designate the method in which his or her Retirement Accounts are to be distributed, either:

a.	A single sum payment as of his or her Retirement Payment Date; or

b.	Not more than ten substantially equal annual installment payments commencing as of his or her Retirement Payment Date; provided that any installment payment due for any subsequent Plan Year shall be made as of February 1st of each such year or the first business day thereafter.

Such election shall be made as of the earlier of (a) the time a Participant first makes a Retirement Deferral hereunder, or (b) the date as of which an Employer Contribution is first made on his or her behalf. Notwithstanding the foregoing, the Committee, in its discretion, may permit a Participant to designate one or more additional methods of payment applicable to Retirement Accounts earmarked for this purpose. A Participant shall earmark Retirement Accounts and designate such additional method at the time any such Account is first established hereunder.

8.4 Amount of Retirement Benefits. The benefit payable hereunder shall equal the vested amount credited to such Participant’s Retirement Accounts as of his or her Retirement Payment Date, or as of a date as soon as administratively feasible preceding such date, subject to the following:

a.	To the extent any payment is made in the form of installments, such Accounts shall be credited with income, gain, or loss in accordance with the provisions of Section 6 hereof pending distribution; and

b.	Such Accounts shall include the amount of any aggregated In-Service Payment Account as set forth in Section 7.2 hereof.

8.5 Failure to Elect. If a Participant fails to timely designate the method of payment hereunder, he or she shall receive a single-sum payment.

8.6 Modification of Payment Method. A Participant shall be entitled to modify the method of payment applicable to his or her Retirement Accounts, subject to the following:

a.	Any such modification shall be effective no earlier than 12 months following the date on which it is received and accepted by the Committee; and

b.	Such modification shall designate a Retirement Payment Date that is not less than five years from such Participant’s original Retirement Payment Date. For this purpose, installment payments shall be treated as a single payment that is payable as of such original date.

Section 9 – Death Benefits:

9.1 Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee. If a Participant fails to designate a Beneficiary, or if no Beneficiary survives a Participant, any death benefit payable hereunder shall be paid:

a.	First to the Participant’s spouse, if he or she survives the Participant;

b.	Second, to the Participant’s children, in equal shares, if the Participant is not survived by a spouse; or

c.	Third, to the Participant’s estate, if the Participant is not survived by a spouse or children.

9.2 Death Benefits. If a Participant dies before his or her Accounts have been distributed in full: (a) if the deceased Participant was then receiving installment payments, the remainder of such payments shall be made to his or her Beneficiary in accordance with the Participant’s election; or (b) otherwise, the vested portion of the Participant’s Accounts shall be aggregated and distributed to his or her Beneficiary in the form of a single-sum payment within the 90-day period following the Participant’s date of death. For purposes of any single-sum payment hereunder, a Participant’s Accounts shall be valued as of the date on which such payment is made or as soon as administratively feasible preceding such date.

Section 10 – Separation From Service; Other Distributions and Withdrawals:

10.1 Separation from Service. Notwithstanding any provision of the Plan to the contrary, if a Participant Separates From Service before his or her Retirement Date, other than on account of death or Disability, the vested amount credited to his or her Accounts shall be aggregated and paid in the form of a single-sum payment within the 90-day period following such separation. A Participant’s Accounts shall be valued as of the date on which such payment is made or as soon as administratively feasible preceding such date.

10.2 Unforeseeable Financial Emergency. If a Participant experiences an Unforeseeable Financial Emergency, such Participant may request a withdrawal on account of such emergency, subject to the provisions set forth herein:

a.	The amount of such withdrawal shall not exceed the lesser of (i) the aggregate of his or her Participant Retirement Account and/or In-Service Payment Account, or (ii) the amount necessary to satisfy such emergency, plus any amount necessary to pay Federal, state or local income taxes or penalties reasonably anticipated as a result of the withdrawal;

b.	No withdrawal shall be made hereunder to the extent that such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship;

c.	The Committee, in its discretion, shall approve such withdrawal; in connection with such approval the affected Participant shall provide such information as the Committee deems necessary or appropriate;

d.	Any such withdrawal shall be made not later than 60 days after the date of the Committee’s approval; and

e.	Such Participant’s Deferrals hereunder shall cease until the first day of the Plan Year following the year in which such withdrawal occurs.

10.3 Distributions upon Disability. Notwithstanding any provision of the Plan to the contrary, if a Participant becomes Disabled, his or her vested Accounts shall be aggregated and paid in the form of a single-sum payment within the 90-day period following the determination of such Disability. A Participant’s Accounts shall be valued as of the date on which such payment is made or as soon as administratively feasible preceding such date.

Section 11 – Administration:

11.1 Powers. This Plan and all matters related thereto shall be administered by the Committee. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination and payment of benefits, and the interpretation of any procedure, form or other document related to this Plan.

Any determination by the Committee need not be uniform as to all or any Participant or Beneficiary hereunder, whether or not similarly situated. Any such determination shall be conclusive and binding on all persons. The Committee shall engage the services of such independent actuaries, accountants, attorneys, and other administrative personnel as it deems necessary to administer the Plan.

11.2 Delegation of Administrative Authority. The Committee may delegate to one or more officers or employees of the Company such power and authority as may be reasonably necessary to perform ministerial functions under the Plan and to provide for the administration of Accounts established hereunder. Without the necessity of further action, the Committee shall be deemed to have delegated the appropriate officers and employees of the Company the power and authority to administer enrollments, distributions, and Deferrals hereunder.

11.3 Claims. Amounts shall ordinarily be paid hereunder without the necessity of a formal claim.

A Participant or Beneficiary (a “Claimant”) may request the payment of an Account hereunder, or may contest any amount paid or proposed to be paid hereunder, by providing written notice to the Committee identifying the basis for the claim and any amount in controversy. If such a claim is wholly or partially denied, the Committee shall furnish the Claimant with written notice of the denial within 90 days after its receipt of the claim. If notice of the denial is not furnished to the Claimant within 90 days, the claim shall be deemed denied.

Upon the denial of a claim, the Claimant may file for review, which filing shall be made in writing no later than 60 days after the Claimant receives notification of the Committee’s denial or, if no written denial is provided, no later than 60 days after the deemed denial. Such writing shall describe the controversy, including any amount in dispute. The Claimant may review any pertinent documents relating to the denial of the claim. The Committee shall then furnish notice of its determination to the Claimant within 60 days after receipt of the Claimant’s written request for review, which notice shall be made in writing and shall include specific references to the provisions of the Plan or its procedures upon which the decision is based. If the Committee shall fail to provide notice within the time contemplated herein, such claim shall be deemed denied.

If the Committee finally denies all or a part of the claim, or the claim is deemed finally denied, the Claimant may bring suit in federal court; provided that suit shall be filed within 180 days after the date of the final denial.

11.4 Decisions Final. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Committee made by the Committee or its designee shall be binding on all persons claiming a right or benefit hereunder.

Section 12 – Participant’s Rights:

12.1 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony, or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.

12.2 Status. No Participant shall acquire any right in, or title to, any assets, funds, or property of the Employer by virtue of his or her participation in this Plan, including, without limitation, any specific fund, account, asset, trust or other property of the Employer, whether or not earmarked for the payment of benefits hereunder. Benefits under the Plan are unfunded and unsecured, and each Participant herein shall possess only an unfunded, unsecured right to any amount payable hereunder. All investments under this Plan are notional and do not obligate the Employer to invest any asset, including the corpus of any trust established under Section 14.3 hereof in a similar manner.

Section 13 – Provisions Applicable to all Payments and Accounts:

13.1 Small Benefits. If the value of a Participant’s Accounts as of his or her Separation From Service, or at any time thereafter, together with the value of the such Participant’s accounts maintained under any other non-qualified account balance plan maintained by the Employer or any member of the Company’s controlled group (as defined in Code Sections 414(b) and (c)), does not exceed the limit then imposed under Code Section 402(g), then such Accounts shall be paid in the form of a single-sum and no further benefit shall be due hereunder. Payment shall be made within the 90-day period following the Participant’s Separation From Service, or if thereafter, as of the last day of the Plan Year in which such value is determined.

13.2 Delay in Payment. Notwithstanding any provision of the Plan to the contrary, payment hereunder may be delayed if the calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant or the Committee is required to determine the propriety of any such payment. In such event, payment shall be made as soon as administratively practicable following the Committee’s determination of the amount or propriety of such payment.

13.3 Forfeiture for Cause. Notwithstanding any other provision of this Plan to the contrary, if a Participant’s employment with the Company or any Affiliate is terminated for Cause, the Participant shall forfeit his or her Employer Retirement Account, whether or not vested. For this purpose and unless otherwise defined in a separate employment or similar agreement between the Company or an Affiliate and a Participant, the term “Cause” means that a Participant has:

a.	Committed an intentional act of fraud, embezzlement, or theft in the course of his or her employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation;

b.	Committed intentional damage to the property of the Company or an Affiliate or committed intentional wrongful disclosure of confidential information which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation; or

c.	Intentionally refused to perform the material duties of his or her position.

No act or failure to act on the part of the Participant will be deemed “intentional” if due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate. The Committee (or its designee) shall determine in its sole and absolute discretion whether termination for Cause has occurred hereunder.

13.4 Taxes. The Company or an Affiliate or any third-party payor shall withhold from the payment of benefits hereunder any amount required to be withheld under applicable Federal or state tax laws.

13.5 Other Payment Conditions. Notwithstanding any provision of this Plan to the contrary, in the case of any payment:

a.	The deduction for which would be limited by application of Code Section 162(m);

b.	That would violate securities or other applicable laws; or

c.	That would jeopardize the ability of the Employer to continue as a going concern in accordance with Code Section 409A,

such payment may be delayed on a reasonably consistent basis for similarly situated Participants, in the discretion of the Employer. In the case of a payment described in subsection a hereof, payment must be delayed until the first year in which the Company reasonably anticipates that such amount will not be subject to the limits imposed under Code Section 162(m) or until the Participant Separates From Service. In the case of a payment described in subsection b or c hereof, payment shall be made at the earliest date on which the Company reasonably anticipates that the payment would not violate law or jeopardize the ability of the Employer to continue as a going concern.

Payments that are intended to pay employment taxes or payments made as a result of the inclusion of a Participant’s Accounts in income on account of a failure to satisfy Code Section 409A shall be permitted at the discretion of the Committee, subject to the limitations imposed under Code Section 409A.

13.6 Specified Employee Delay. Notwithstanding any provision of the Plan to the contrary, in the event any Participant hereunder is deemed to be a “specified employee” as of his or her Separation from Service and he or she receives the distribution of a benefit hereunder on account of such separation, all within the meaning of Code Section 409A, his or her Accounts shall be distributed as of the later of (a) such date as may be designated under the Participant Election then in effect, or (b) the first business day of the calendar month that is at least six months after the date of his or her Separation from Service. If distribution is required to be postponed under subsection (b) hereof, the distribution of such benefit shall include any amount required to be postponed, without liability for interest.

13.7 Facility of Payment. If a person entitled to a payment hereunder is a minor, under legal disability or is incapacitated and unable to manage his or her financial affairs, the Committee may cause such payment to be made to such person’s guardian or legal representative or to such other person reasonably determined by the Committee to be serving in a similar capacity. Any payment made in good faith hereunder shall be a full and complete discharge of any liability for such payment under the Plan.

13.8 Missing Persons. Any communication, statement, or notice sent to the address last on file with the Employer shall be considered a notification for purposes of this Plan and shall be binding on the Participant and his or her Beneficiary for all purposes hereunder.

If the Committee is unable to locate a Participant or Beneficiary after reasonable efforts, the Accounts of such Participant or Beneficiary may be frozen as of the date on which distribution would have otherwise been completed and no further notional investment returns shall be credited thereto. After a reasonable period thereafter, as determined in the discretion of the Committee, such benefits shall be deemed forfeited and the Employer shall have no further obligation with respect thereto.

Section 14 – General Provisions:

14.1 Termination of Plan. The Board of Directors shall have the right, at any time, to terminate this Plan. The Board shall provide written notice of such termination to each Participant hereunder. As of the effective date of any such termination:

a.	No additional Participants shall be added to the Plan;

b.	All Deferrals hereunder shall cease; provided that any Participation Election in effect as of the termination date shall be given effect in accordance with its terms;

c.	Amounts then credited to a Participant’s Accounts shall continue to be invested in accordance with Section 6 hereof; and

d.	Distribution of a Participant’s Accounts shall be made at the time and in the manner prescribed herein.

14.2 Amendment and Modification. The Board of Directors may amend this Plan, in its discretion. The Committee or its designee shall further possess the authority to amend the Plan, any Participation Election executed in connection with the Plan or any ancillary form or document related to the Plan, to facilitate its administration, to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, or otherwise to comply or make consistent with applicable law.

Any amendment that adversely affects the amount then credited to a Participant’s Accounts shall be effective only with the written consent of each such Participant. Notwithstanding the foregoing, the consent of any Participant or Beneficiary shall not be required if the Board of Directors or the Committee, as the case may be, reasonably determines that an amendment or modification is necessary to ensure that amounts credited to a Participant’s Accounts are not subject to Federal income taxation until withdrawn or distributed or to ensure that the Plan is deemed to be unfunded or maintained for the benefit of a select group of management employees within the meaning of ERISA.

14.3 Funding. The Company may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts or property to be added to the trust on behalf of the Company or an Affiliate. The trustee of such trust shall distribute the assets comprising such trust in accordance with the provisions and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of such trust to or for the benefit of the Company or any Affiliate, except as provided in the trust agreement.

14.4 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Company and each Participant hereto and their respective heirs, executors, administrators, successors, and assigns.

14.5 No Effect on Other Benefits. Any compensation paid or benefits provided to a Participant shall be in addition to, and not in lieu of, the benefits provided to such Participant under this Plan; provided that distributions hereunder shall not be deemed to constitute compensation with respect to which a deferral may be made or an Employer Contribution may be due under any plan maintained by the Employer under Code Section 401(k).

Nothing in this Plan shall be construed as limiting, varying, or reducing the provision of any benefit available to a Participant, such Participant’s estate, or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan, or any other form of agreement or arrangement between the Company and/or an Affiliate and a Participant.

14.6 Governing Law. This Plan is governed by the internal laws of the State of Louisiana, in all respects, including matters of construction, validity and performance.

14.7 Construction. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void.

THIS DEFERRED COMPENSATION PLAN was adopted by the Board of Directors of First NBC Bank on May 24, 2012, to be effective as of the date set forth above.

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Its:	President and CEO

EXHIBIT A

PARTICIPATING AFFILIATES

Employees of the following Affiliates of the Company shall be eligible to participate in the Plan, when designated in accordance with Article III thereof:

Affiliate	Federal Tax ID Number
First NBC Bank	[intentionally omitted]